EXHIBIT 10.2

SHARE PURCHASE AGREEMENT

relating to
all shares representing the total share capital of

JOTEC AESP AS

THIS AGREEMENT is made on 25 of August 2004 between:

AESP Inc, Miami, here and after referred to as the “Seller”

and

Jorgen Holmefjord AS, here and after referred to as the “Purchaser”

(the above parties are here and after jointly referred to as the “Parties” and individually as a “Party”.)

WHEREAS:

The Seller is the owner of a total of 492.558 shares (here and after referred to as the “Shares”) in the Norwegian limited liability company Jotec AESP AS, organization no: 940211700 (here and after referred to as the “Company”).

The Shares constitute all the issued and outstanding shares in the share capital of the Company.

The Seller wants to sell, and the Purchaser want to purchase, the Shares, upon the terms and conditions set forth herein. I

IT IS AGREED as follows

1.	Sale and Purchase.

1.1	The Seller shall sell, and the Purchaser shall purchase, 100 % of the entire issued share capital in the Company, together with all rights, title, risks, obligations and interest attaching to the Shares as of the closing date cfr. clause 1.3.

1.2	The Shares shall be sold to the Purchaser free from all liens, charges and encumbrances.

1.3	The Parties have agreed that the Seller shall transfer the title to the Shares to the Purchaser on 25 of August 2004 (the “Closing Date”). Furthermore, the Parties have agreed that the Purchaser shall pay the agreed price of the Shares to the Seller in one installment as described in clause 2.

2.	Consideration.

2.1	The consideration payable by the Purchaser to the Seller in respect of the Shares shall here and after be called the “Purchase Price”. The Purchase Price is NOK 10,-.

2.2	The Purchase Price shall be paid at the Closing date.

3.	Conditions Precedence

3.1	Closing of this agreement is conditional upon the waiver or satisfaction of the following conditions prior to the Closing Date:

i)	That the Company has entered into a binding agreement with the existing lessor of the premises regarding immediate termination of the lease agreement, based on the written offer given by the lessor to the Company, dated 13.08.04.

ii)	That the Purchaser, by the Seller, has been presented to documentation that verifies that all the shares of Signamax AS, earlier Lanse AESP AS, has been transferred from the ownership of the Company to the ownership of the Seller. Further that all existing debts of the Company to Signamax AS, earlier Lanse AESP A , legally and fully has been removed from the Company to the Seller.

3.2	In case any of the above mentioned conditions are not fulfilled or waived on or prior to the Closing Date the Purchaser may elect to terminate this agreement, and this agreement shall become null and void and none of the Parties shall have any claim against the other.

4.	Completion of the different Stages / Closing

4.1	The Seller shall at the Closing Date deliver to the Purchaser, according to the sale and purchase agreed, the necessary attestation that the purchase of the Shares is registered with the Company’s shareholders’ register.

4.2	The Purchaser shall pay the Purchase Price by cash.

4.3	The Purchaser shall at the Closing Date hold an extraordinary shareholders meeting, in which a new board of directors is to be elected / appointed. Further the shareholders meeting shall decide to change the name of the Company to Jotec AS. These resolutions shall immediately be sent for registration to The National Register of Business Enterprises.

5.	Warranties and Representation of the Seller.

Prior to the signing of this agreement the Purchaser has undertaken a limited due diligence. This by a interview of the managing director of the Company, and by reviewing employee contracts, 2 supplier contracts, 4 customer contracts, company certificate, existing lease agreement, statement of accounts of the Company per 31.12.03 and per 30.06.04, not signed tax return report, confirmation of receivables per 31.07.04, comments to Short term liabilities, comments to Intercompany Receivables, list of shareholders for 2003, list of customers including receivables, list of supplier including payables, confirmed information regarding V AT payable per 19.08.04, balance bank overdraft per 18.08.04, articles of association of the Company, written statement from the Company that no inspection of accounts has occurred and written statement from employee in regard of repayment of loan.

5.1	The Seller hereby warrants and represent to the Purchaser as follows, unless otherwise has been stated:

i)	that the Seller is to the necessary extent authorized to execute and deliver this agreement and to consummate the transaction contemplated hereby;

ii)	that all the Shares are valid issued and fully paid and are legally and beneficially owned by the Seller. The consummation of the transaction contemplated in this agreement will convey to the Purchaser good title to the Shares, free and clear of encumbrances as of the Closing date;

iii)	that so far the Seller is aware, except for the bankruptcy petition put forward by the landlord, there is no current or pending action or suit, litigation, prosecution, arbitration or other proceeding in which the Company is engaged or involved or which is threatened by or against the Company,

iv)	that the annual accounts for 2003 attached as Annex I, and previous years and the accountancy, regarding the Company, is in accordance with generally accepted accounting principles, and that these accounts reflects the true value of the Company;

v)	that the accounts per 30.06.04, attached as Annex 2, is in accordance with generally accepted accounting principles, and that these accounts reflects the true value, and gives a correct picture of the development of the business of the Company;

vi)	that the accounts receivables of the Company, as described in the accounts per 30.06.04, are fully and legally valid as accounts receivables.

vii)	that all assets belonging to the Company are not pledged or otherwise placed as security in any form, except for existing bank collateral;

viii)	that the tax affairs, including all handling of tax issues, of the Company are in order and in accordance with Norwegian tax legislations;

ix)	that the Seller is not aware of that any of its key personnel have terminated, or in near future intend to terminate, their employment contracts;

x)	that the Company have no obligations what so ever in relation to any pension plans;

xi)	that the Seller prior to the Closing Date will not sell or in any way transfer, to a third party, title to the shares to which the Purchaser have a right according to this agreement;

xii)	that the Seller prior to the Closing Date will not make any decisions in relation to the business of the Company that are not ordinary for the daily business of the Company, and

xiii)	that all information given and documentation presented by the Seller / Company to the Purchaser in relation to the limited due diligence are correct and satisfactorily complete for the business of the Company and for the purpose of the due diligence. Further that the Seller and/or the Company in relation to this transaction not have detained any information which can be evaluated as essential.

5.2	The Seller shall indemnify the Purchaser from any direct and or indirect losses due to breaches of warranties and representations given by the Seller in clause 5.1 above. However, no claim based on such warranties or representations shall accrue to the Purchaser against the Seller unless:

i)	the Seller or representatives of the Company, except for clause 5.1 section (iv), (v) and (viii), has acted negligent or by purpose,

ii)	the Seller receives from the Purchaser a written notice containing details of the claim and, to the extent reasonably practicable, the estimate of the amount thereof, on or before 25.08.06, except for clause 5.1 section (viii) where such claim must be put forward on or before 25.08.07, and

iii)	the aggregate amount of the liability of the Seller exceeds NOK150.000,-. If the aggregate amount exceeds NOK 150.000,-, the liability of the Seller will include the amount in total.

Sellers liability, as a consequence of any breaches of the warranties and representatives given, will under any and all circumstances be limited to a total amount of NOK 500.000,-

6.	Warranties of the Purchaser.

6.1	The Purchaser hereby warrant and represent to the Seller that on the date hereof:

i)	that the Purchaser are to the necessary extent authorized to execute and deliver this agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and

ii)	that the execution and delivery this agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by all possible requisite corporate action on the part of the Purchaser.

7.	Different Matters

The Company has an “intercompany payable” to the Seller and a “intercompany receivable” towards the Swedish company AESP AB. Both the accounts payable and the accounts receivable shall in this clause be estimated to/similar to the actual balance value in the accounts of the Company per the Closing Date.

The Parties have agreed, and in relation to the a counts payable, that the Company shall pay NOK 2.000.000,- to the Seller within 15 working days after the Closing Date. Further, that any additional payment of the balance to the Seller fully will depend on whether the Company within 26.02.05 (here and after referred to as “Final Date”) receives any payment in relation to the account receivables from AESP AB. All and any payment prior to the Final Date from AESP AS to the Company, in relation to the accounts receivable, shall immediately by the Company be transferred to the Seller. Any such transfer of funds from the Company to the Seller shall reduce the remaining balance of the accounts payable. The Company shall have no obligations whatsoever towards the Seller to pay any remaining balance, in relation to the accounts payable, if such balance still exists on the Final Date.

The Seller is aware of, and accepts, that any accounts receivable on the hands of the Company towards AESP AB, which is established after the Closing Date (here and after referred to as “New Accounts Receivables”), shall have priority towards the obligation of the Company to use such received funds to reduce the balance of the accounts payable to the Seller. This means that any payments received by the Company from the AESP AB prior to the Final Date, shall reduce any and all New Accounts Receivables before any reducement of the balance of the accounts payable to the Seller.

7.2	The Parties have agreed to start discussions immediately after the Closing Date, with the purpose to enter into a distributor agreement, where the Company, for the future, shall purchase from the Seller the following products at competitive conditions:

•	Signamax Active

•	Signamax Passive

7.3	The Seller shall refrain from (directly and indirectly) engaging in a similar line of business as the Company’s business, or working for or be connected with any firm or company engaged in similar business as the Company in Norway for a period of 3 years from the Closing Date. However, the Seller shall have the right to sell its products to other companies located in Norway. The Seller shall also, and for the same period, refrain from in any way solicit or attempt to solicit any business or employees from the Company.

8.	Confidentiality.

The Parties have agreed that the content of this agreement and all information that is disclosed in relation to this agreement shall be held confidential between the Parties, except for the obligation of the Seller, in accordance with SEC regulations, to file a copy of this agreement as an exhibit to a future SEC filing.

9.	General.

9.1	This agreement may be executed in two counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two counterparts have been signed by or on behalf of each Party and delivered to the other Parties, it being understood that all Parties need to sign the same counterpart.

9.2	No variation of this agreement (or any document entered into pursuant to this agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties hereto.

9.3	If any term or other provision of this agreement is invalid, illegal or unenforceable, all other provisions of this agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

9.4	The Parties shall cover their respective expenses in connection with this agreement and the consummation contemplated hereby, including professional fees and costs of attorneys, accountants and advisors.

10.	Governing Law and Legal Venue.

10.1	This agreement shall be governed and construed in accordance with the laws of Norway.

10.2	Any disputes arising out of this agreement shall be subjected to negotiations between the Parties. If the Parties fail to solve such dispute, such dispute is to be brought to and settled by the city court of Os1o.

IN WITNESS WHEREOF, this agreement has been duly executed and delivered by or on behalf of each of the Parties hereto as of the date first written above.

AESP Inc. Miami
By:	/s/ Slav Stein
	Name:	Mr. Slav Stein
	Title:	President

Jorgen Holmefjord AS
By:	/s/ Jorgen Holmefjord
	Name:	Mr. Jorgen Holmefjord
	Title:	CEO